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Exhibit 10.1 Employee Agreement Between Bank of Granite Corporation and
              Wesley W. Sturges

STATE OF NORTH CAROLINA

                                                            EMPLOYMENT AGREEMENT

COUNTY OF MECKLENBURG

         THIS EMPLOYMENT AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, the "Agreement") is made and entered into as of the 16th day of July, 2003, by and among BANK OF GRANITE CORPORATION ("Granite"), the BANK OF GRANITE ("Bank") and WESLEY W. STURGES (hereinafter referred to as the "Officer").

                              W I T N E S S E T H:

         WHEREAS, the Officer is a party to an Employment Agreement with First Commerce Bank, dated as of July 8, 2002 (the "Existing Employment Agreement");

         WHEREAS, First Commerce Corporation, the parent company of First Commerce Bank, has merged into Granite (the "Merger"), the separate existence of First Commerce Corporation has ceased and Granite is the surviving corporation;

         WHEREAS, the Officer and Granite desire to terminate the Existing Employment Agreement in its entirety, on the terms and conditions set forth herein;

         WHEREAS, the Bank is a North Carolina bank and a wholly-owned subsidiary of Granite (references to "the Employers" herein shall be deemed to refer to Granite and the Bank collectively);

         WHEREAS, the Employers desire to retain the Officer's services as an executive employee of each of the Employers for the Term (as defined below), and the Officer is willing to serve as an executive employee of each of the Employers for such period; and

         WHEREAS, the parties desire to enter into this Agreement to set forth the terms and conditions of the Officer's employment with the Employers.

         NOW, THEREFORE, for and in consideration of the premises and the mutual promises, covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto hereby agree as follows:

         Section 1. Termination of Existing Employment Agreement. The Officer hereby terminates the Existing Employment Agreement in its entirety. Specifically, the Officer hereby agrees that he will not receive any payments or other benefits under Section 9 of the Existing Employment Agreement or pursuant to any "change in control" provisions in the Existing Employment Agreement.

         Section 2. Employment. Each of the Employers hereby agrees to employ the Officer, and the Officer hereby agrees to serve as an executive employee of each of the Employers, upon the terms and conditions stated herein. The Officer will (i) for the period from the Commencement Date (as defined in SECTION 10) to the second anniversary of the

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Commencement Date, serve as Executive Vice President of each of the Employers with such duties, responsibility and authority as are assigned or delegated to the Officer by the Board of Directors of Granite (the "Board"), the Board of Directors of the Bank (the "Bank Board"), the Chief Executive Officer of Granite or the Chief Executive Officer of the Bank, (ii) if approved by the Board and the Bank Board, on and after the second anniversary of the Commencement Date, serve as President and Chief Operating Officer of each of the Employers with such duties, responsibility and authority as are assigned or delegated to the Officer by the Board, the Bank Board, the Chief Executive Officer of Granite or the Chief Executive Officer of the Bank, and (iii) have such other duties, responsibilities and authority, and render to the Employers such other management services, as are customary for persons having such executive offices with a commercial bank or bank holding company and as are reasonably assigned to him from time to time by the Board or the Bank Board. The Officer shall faithfully and diligently discharge his duties and responsibilities under this Agreement and shall use his best efforts to implement the policies established by the Board and the Bank Board. Prior to the time the Officer may be elected to the Board pursuant to SECTION 6, the Officer shall participate in meetings of the Board and the Bank Board and their committees (except meetings that may take place in executive session) as necessary to provide for full and knowledgeable participation in the active management of the Employers by the Officer.

         The Officer hereby agrees to devote such number of hours of his working time and endeavors to his duties and responsibilities hereunder as the Officer, the Board, the Bank Board, the Chief Executive Officer of Granite or the Chief Executive Officer of the Bank shall deem to be necessary to discharge such duties and responsibilities. Except with prior consent of the Board, the Bank Board or the Chief Executive Officer of Granite, the Officer shall not engage in any other occupation which requires a significant amount of the Officer's personal attention during Granite's regular business hours or which otherwise interferes with the Officer's attention to or performance of his duties and responsibilities under this Agreement. However, nothing herein contained shall restrict or prevent the Officer from personally, and for the Officer's own account or for the account of the Officer's immediate family, trading in stocks, bonds, securities, real estate or other forms of investment so long as such investment activities do not interfere with the Officer's attention to or performance of his duties and responsibilities under this Agreement.

         During the Term, the Officer shall maintain his primary residence at a location permitting him to perform his duties and responsibilities at Granite's offices in Mecklenburg County, North Carolina or, if so requested by the Board, at Granite's principal offices in Hickory, North Carolina.

         Section 3. Compensation. For all services rendered by the Officer to the Employers under this Agreement, the Bank shall pay the Officer a base salary of no less than Two Hundred Thousand Dollars ($200,000) per annum for the first two years of the Term and no less than Two Hundred Forty Thousand Dollars ($240,000) per annum thereafter ("Base Salary"), payable in cash not less frequently than monthly. Such Base Salary shall be subject to customary withholding taxes and such other employment taxes as are required by law. The Officer's Base Salary shall not be decreased but may be increased as deemed appropriate by the compensation committees of the Board and the Bank Board to provide reasonable cost-of-living adjustments to the Officer and with due consideration to keeping the Officer's salary comparable to the salaries

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of other senior executive officers holding similar positions with peer banks and bank holding companies, and all references to Base Salary herein shall mean his Base Salary as so increased.

         Section 4. Participation in Retirement and Employee Benefit Plan; Fringe Benefits. During the Term, the Officer shall be entitled to participate in any and all employee benefit programs and compensation plans from time to time maintained by either of the Employers and available to senior executive officers of either of the Employers, all in accordance with the terms and conditions (including eligibility requirements) of such programs and plans and the policies adopted by the Board or Bank Board in establishing such programs and plans. The Officer shall be entitled to paid vacation leave in accordance with the Employers' policy for the senior executive employees of the Employers now or hereafter in effect.

         In addition to the other compensation and benefits described in this Agreement, the Employers shall promptly reimburse the Officer for all reasonable and duly documented expenses incurred by him in the performance of his duties and responsibilities under this Agreement in accordance with the polices established by the Board and the Bank Board. The Employers shall pay the Officer's Tower Club membership fees and dues, any expenses incurred by the Officer in connection with North Carolina Bankers Association meetings and, to the extent approved in writing by Granite's Chief Executive Officer, American Bankers Association annual meetings and other association meetings; provided, however, that the Officer shall be responsible for all expenses for personal use of the Tower Club. The Officer must file expense reports with respect to reimbursable expenses in accordance with the Employers' policies.

         Section 5. Stock Options. Granite shall issue to Officer, within thirty
(30) days of the date of this Agreement, an incentive stock option to acquire 5,000 shares of Granite's common stock, par value $1.00 per share, pursuant to the terms of Granite's 2001 Incentive Stock Option Plan (the "Granite Option Plan"), which option will be for a term of five years and will vest 20% each year beginning at the end of the first year following the grant date. The Officer shall participate in subsequent issuances of incentive stock options under the Granite Option Plan or any comparable plan adopted by Granite as determined by the Board.

         Section 6. Additional Board Seats. As soon as reasonably practical after the second anniversary of the Commencement Date, Granite shall give strong consideration to recommending to the nominating committees of the Board and the Bank Board that an additional director be added to each such Board of Directors and that the Officer be nominated to serve as such additional director.

         Section 7. Appointment as President and Chief Operating Officer. If the Officer is not named as President and Chief Operating Officer of each of the Employers on or before the second anniversary of the Commencement Date, then the Officer may elect to terminate his employment with the Employers, by written notice to Granite within three (3) months following the date of the second anniversary of the Commencement Date stating that the Officer is terminating his employment pursuant to this SECTION 7 (the "SECTION 7 Termination Notice"), and, in lieu of any salary or other benefits otherwise payable to the Officer under this Agreement, (a) Granite shall pay the Officer $450,000 in cash within thirty
(30) days of Granite's receipt of the SECTION 7 Termination Notice, (b) all of the incentive stock options issued to the Officer under this Agreement shall become fully vested and exercisable immediately upon receipt by

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Granite of the SECTION 7 Termination Notice, (c) the Employers and the Officer
will enter into the Consulting and Noncompetition Agreement (as defined below), and (d) if the Officer has been relocated to Hickory or its vicinity prior to Granite's receipt of the SECTION 7 Termination Notice and, within one year of the date of such notice, he notifies Granite in writing of his intention to move to another location outside of the Hickory area, the Employers shall reimburse the Officer for his reasonable moving and relocation expenses incurred in connection with such move (not to exceed the reasonable expenses that would be required to move the Officer to Mecklenburg County, North Carolina); provided, however, that such move must be completed by the first anniversary of the date of the SECTION 7 Termination Notice. In addition, if the Employers have terminated the Officer's employment under this Agreement for any reason other than for "Cause" pursuant to SECTION 13(d) prior to the second anniversary of the Commencement Date, in lieu of any salary or other benefits otherwise payable to the Officer under this Agreement as a result of such termination, the Officer shall receive the payments and other benefits set forth in this SECTION 7. Notwithstanding anything to the contrary in this Agreement, if the Board and the Bank Board fail to nominate the Officer for a position as President and Chief Operating Officer because the Officer has died or become Disabled (as defined in SECTION 13(c)) or for any reason that would constitute "Cause" pursuant to
SECTION 13(d), the Officer shall have no rights under this SECTION 7 and (ii) if the payment pursuant to clause (a) above and other benefits contemplated by this
SECTION 7 would constitute a parachute payment (including, without limitation, the vesting of any rights) within the meaning of Section 280G(b)(3) of the Internal Revenue Code, as amended (the "Code"), but for the operation of this clause (ii), such payment shall be reduced to the extent necessary to cause the aggregate present value of all payments (including, without limitation, the vesting of any rights) contemplated by this SECTION 7, not to exceed 2.99 times the Base Amount (as defined below), all within the meaning of Code Section 280G. The parties intend for the preceding sentence to be interpreted and applied to prevent the Officer from receiving, pursuant to this SECTION 7, an excess parachute payment within the meaning of Code Section 280G. For purposes of this Section, "Base Amount" has the meaning given to it in Code Section 280G (which amount is generally the average annual compensation payable during the most recent five tax years ending before the year in which the Commencement Date falls, as reflected on Forms W-2 for the relevant periods). For purposes of this Section, "Consulting and Noncompetition Agreement" means an agreement, on terms to be mutually agreed among the Officer and the Employers, pursuant to which the Officer would agree to provide consulting services to the Employers for three years following the termination of his employment by Employers concerning the businesses he had managed for Employers during his employment, and agreeing not to compete with the Employers on the terms described in SECTION 11(b) hereof, and providing that the Officer would be paid $90,000 per year for three years in exchange for his services and noncompetition covenants under such agreement.

         Section 8. Automobile. For the period from the Commencement Date through the date the Officer's employment with the Employers is terminated, the Employers shall provide the Officer an automobile leased by the Employers for his use in connection with his employment under this Agreement. Such automobile shall be similar in terms of make and model to the automobile used by the Officer in connection with his employment with First Commerce Bank immediately prior to the Commencement Date.

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         Section 9. Relocation Expenses. If and when the Board requests the
Officer to move his residence to Hickory, North Carolina or its vicinity, the Employers shall reimburse the Officer for his reasonable moving and relocation expenses.

         Section 10. Term. Unless sooner terminated as provided in this Agreement and except as otherwise provided in SECTION 14, the term of this Agreement and the Officer's employment hereunder shall be for a period commencing on the date hereof (the "Commencement Date") and continuing until the close of business on the third anniversary of the Commencement Date; provided, however, that on each anniversary of the Commencement Date, the term shall be extended for a period of one (1) year unless the Employers or the Officer gives written notice at least ninety (90) days prior to such anniversary that the Term shall not be extended and shall be fixed at its then existing duration (the "Term").

         Section 11. Noncompetition and Confidentiality. The Officer hereby acknowledges and agrees that: (i) in the course of his service as an executive officer of the Employers, he will gain substantial knowledge of and familiarity with the Employers' customers and its dealings with them, and other Confidential Information (as defined below) concerning the Employers' business, all of which constitute valuable and privileged assets that are particularly sensitive due to the fiduciary responsibilities inherent in the banking business; and (ii) in order to protect the Employers' interest in and to assure the benefit of their businesses, it is reasonable and necessary to place certain restrictions on the Officer's ability to Compete (as defined below) against the Employers and on his disclosure of Confidential Information. For that purpose, and in consideration of the Employers' agreements contained herein, the Officer covenants and agrees as provided below:

         (a) Confidentiality Covenant. All Confidential Information shall be considered and kept by the Officer as the confidential, private and proprietary property of the Employers. At all times during and following the Term, and except as shall be required in the course of the performance by the Officer of his duties on behalf of the Employers or permitted by a direct, written authorization of the Board or the Bank Board, as applicable, he will not divulge any Confidential Information to any Person (as defined below) not employed by one of the Employers or a subsidiary thereof (except as required by applicable laws or regulations, rules or orders promulgated thereunder), remove any such Confidential Information in written or other recorded form from the Employers' premises, or make any use of any Confidential Information for his own purposes or for the benefit of any Person other than the Employers. Following the termination of the Officer's employment with the Employers, this SECTION 11(a) shall not apply to the disclosure of any information which then is in the public domain (provided that the Officer was not responsible, directly or indirectly, for permitting such information to enter the public domain without the consent required herein) or which was obtained by the Officer from a Person (as defined below) who is not obligated under an agreement of confidentiality with respect to such information.

         (b) Noncompetition. In consideration of employment of the Officer, during the Term and for a period of eighteen (18) months following the termination of the Officer's employment with the Employers under this Agreement, the Officer agrees that he will not, within: fifty (50) miles of any office of the Employers or any of their subsidiaries; Burke County, North Carolina; Mecklenburg County, North Carolina; Caldwell County, North Carolina; Catawba County, North

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Carolina (collectively, the "Territory"); directly or indirectly, own, manage, operate, join, control or participate in the management, operation or control of, or be employed by, an independent contractor (as a consultant or otherwise) of, or connected in any manner with, any Person who Competes with either of the Employers or their subsidiaries, without the prior written consent of the Board. Notwithstanding the foregoing, (i) the Officer shall be free, without such consent, to purchase or hold as an investment or otherwise up to five percent (5%) of the outstanding equity interests of any Person which has any class of equity interests listed on any national securities exchange or which has transactions in a class of its equity interests quoted on The Nasdaq Stock Market or other over-the-counter market or inter-dealer quotation system, (ii) the Officer may be employed by a Person who Competes with either of the Employers or their subsidiaries in an area or unit of such Person's business whose products, services or activities do not compete with the products or activities of Granite, (iii) the Officer may be employed with a Person who Competes with either of the Employers in a position that is not otherwise exempt from the overtime provisions of the Fair Labor Standards Act to the extent such position does not involve the exercise by the Officer of management or supervisory responsibilities or utilize any Confidential Information, and (iv) the covenants in this SECTION 11(b) shall cease to apply to the Officer upon the sale or transfer of all or substantially all of the assets of either Employer (except to an Affiliate of an Employer) or upon the occurrence of a transaction, including a sale or transfer of capital stock or a merger involving either Employer, after which a Person (other than a Person controlled by or under common control with Granite prior to such transaction) acquires more than 50% of the voting capital stock of either Employer.

         (c) Remedies for Breaches. The Officer understands and agrees that a breach by him of the covenants contained in SECTION 11(a) or SECTION 11(b) will be deemed a material breach of this Agreement and will cause irreparable injury to the Employers, and that it would be difficult to ascertain the amount of monetary damages that would result from any such breach. In the event of the Officer's actual or threatened breach of the covenants contained in SECTION 11(a) or SECTION 11(b), either of the Employers shall be entitled to bring a civil action seeking an injunction restraining the Officer from breaching or continuing to breach those covenants or from any threatened breach thereof, or any other legal or equitable relief relating to the breach of such covenants. The Officer agrees that, if either of the Employers institutes any action or proceeding against him seeking to enforce any of such covenants or to recover other relief relating to an actual or threatened breach of any of such covenants, he shall be deemed to have waived any claim or defense that such Employer has an adequate remedy at law and shall not urge in any such action or proceeding the claim or defense that an adequate remedy at law exists. The exercise by an Employer of any such right, remedy, power or privilege, however, shall not preclude such Employer from pursuing any other remedy or exercising any other right, power or privilege available to it for any such breach, whether at law or in equity, including the recovery of damages, all of which shall be cumulative and in addition to all other rights, remedies, powers or privileges of the Employers.

         If any provision or part of SECTION 11 is held to be unenforceable because of the duration of such provision or the geographic area covered thereby as provided in SECTION 11(b), the parties hereto agree to modify such provision, or that the court making such determination shall have the power to modify such provision, to reduce the duration or area of such provision or both, or to delete specific words or phrases herefrom ("blue-penciling"), and, in its reduced or blue-penciled form, such provision shall then be enforceable and shall be enforced.

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         Notwithstanding anything contained to the contrary, the Officer agrees that the provisions of SECTION 11(a) and SECTION 11(b) and the remedies provided in this SECTION 11(c) for a breach shall be in addition to, and shall not be deemed to supersede or to otherwise restrict, limit or impair, the rights of the Employers under the Trade Secrets Protection Act contained in Article 24, Chapter 66 of the North Carolina General Statutes, or any other state or federal law or regulation dealing with or providing a remedy for this wrongful disclosure, misuse or misappropriation of trade secrets or other proprietary or confidential information.

         (d) Survival of Covenants. The Officer's covenants and agreements and the Employers' rights and remedies provided for in this SECTION 11 shall survive any termination of this Agreement or the Officer's employment with the Employers.

         (e) Covenants of SECTION 11(a) and SECTION 11(b) are Essential and Independent Covenants. The covenants by the Officer in SECTION 11(a) and SECTION 11(b) are essential elements of this Agreement, and without the Officer's agreement to comply with such covenants, the Employers would not have entered into this Agreement or employed or continued the employment of the Officer. The Employers and the Officer have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Employers. The Officer's covenants in SECTION 11(a) and SECTION 11(b) are independent covenants and the existence of any claim by the Officer against either Employer under this Agreement or otherwise, shall not excuse the Officer's breach of any covenant in SECTION 11(a) and SECTION 11(b). If the Officer's employment hereunder expires or is terminated, this Agreement shall continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of the Officer in SECTION 11(a) and SECTION 11(b).

         (f) Definitions. For purposes of this Agreement:

                  (i) "Confidential Information" means any and all data, figures, projections, estimates, lists, files, records, documents, manuals or other such materials or information (financial or otherwise) regulatory examinations, financial results and condition, lending and deposit operations, customers (including lists of customers and information regarding their accounts and business dealings with either of the Employers), policies and procedures, computer system and software, shareholders, employees, officers and directors of or relating to either of the Employers and generated, compiled or maintained by or on behalf of either of the Employers; provided, however, that Confidential Information shall not include any information that is in the public domain other than through actions of the Officer in violation of this Agreement or through the improper act of a Person who owes a duty of confidentiality to the Employers or any of their subsidiaries.

                  (ii) A Person that "Competes" means a Person that (A) solicits or secures deposits from any Person, (B) solicits or makes loans to any Person, (C) offers or engages in the provisions of trust services, (D) induces or attempts to induce any Person who was a customer of either of the Employers or their subsidiaries or any of its Affiliates at the time of the termination of the Officer's employment to change the customer's depository, loan, trust, or other banking relationship from either of the Employers or their

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         subsidiaries to another financial institution or financial services entity, (E) provides credit card services, or (F) otherwise provides any type of commercial banking or trust services, in each case within the Territory.

                  (iii) "Person" means (A) an individual or a corporation, partnership (limited or general), trust, limited liability company, business, association (mutual or stock, and including a mutual holding company), joint venture, pool, syndicate, unincorporated organization or any other form of entity; and (B) any Affiliate (as defined below) of any individual or entity listed in item (A).

                  (iv) "Affiliate" means any Person who controls, is under control with, or is controlled by the Person to whom reference is being made; and for the purposes of this definition of Affiliate, control shall be deemed to exist in a Person who beneficially owns ten percent (10%) or more of the outstanding equity interests (or options, warrants or other rights to acquire such equity interests) of another Person.

         Section 12. Standards. The Officer, in the execution of his duties and responsibilities under this Agreement, shall at all times and in all respects comply with the policies of the Board, the Bank Board and the Chief Executive Officer of Granite, including any code of business conduct or code of ethics adopted by the Board or the Bank Board for application to the Employers' employees, and with all applicable statutes and with all rules, regulations, administrative orders, statements or policy and other pronouncements or standards promulgated by any Regulatory Authority (as defined below).

         Section 13. Termination and Termination Pay.

         (a) The Officer may terminate his employment under this Agreement at any time upon sixty (60) days' written notice to the Board and the Board Board. Subject to SECTION 7, upon such termination, the Officer shall be entitled to receive payment of his Base Salary and all benefits and other compensation earned, vested, accrued or accruing through the effective date of such termination; provided, however, that the Board and the Bank Board, in their sole discretion, may elect for the Officer not to serve out part or all of said notice period.

         (b) The Officer's employment under this Agreement shall be terminated upon his death. Upon any such termination, the Officer's estate shall be entitled to receive promptly payment of his Base Salary and all benefits and other compensation earned, vested, accrued or accruing through the date of his death.

         (c) The Officer's employment under this Agreement shall be terminated upon his becoming Disabled (as defined below). During the Term, the Employers shall provide the Officer with the benefits of a disability insurance policy or policies comparable to the policy provided to other senior executive officers of the Bank from time to time, subject to the eligibility requirements related to such insurance, and providing a disability benefit to the Officer of not less than $8,580 per month. For purposes of this Agreement, "Disabled" means that, for a period of 120 consecutive days, or an aggregate of 180 days during any 12-month period, the Officer is unable to perform satisfactorily his duties and responsibilities under this Agreement by reason of physical incapacity or mental impairment, as determined by an impartial and reputable

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physician practicing within Mecklenburg County, North Carolina, selected by mutual agreement of the Officer and the Bank, or failing such agreement, by two
(2) physicians practicing within Mecklenburg County, North Carolina (one (1) shall be selected by the Bank and one (1) selected by the Officer), and the determination of such physician or physicians as to whether the Officer has become Disabled shall be final and binding on the Officer and the Employers. The Bank shall pay the reasonable fees and expenses of such physician or physicians in making any determination required under this SECTION 13(c).

         (d) The Board and the Bank Board may terminate the Officer's employment under this Agreement at anytime for any reason with or without Cause (as defined below); provided, however, that, subject to SECTION 7, upon any such termination, the Officer shall continue to receive his Base Salary for the applicable Payment Period (as defined below); and, provided further that, subject to SECTION 7, any such termination by the Board and the Bank Board shall not prejudice the Officer's right to receive all compensation (in addition to Base Salary) or benefits payable to, or receivable by, him under this Agreement during the applicable Payment Period. The Officer shall receive his Base Salary and all other compensation or benefits payable to, or receivable by, him under this Agreement for the following periods (each a "Payment Period") upon any of the following events: (i) following any termination without Cause (except as described in the following item (ii)), the Payment Period shall be the remainder of the Term; (ii) following the second written notice to the Officer from the Board and the Bank Board of a less than satisfactory performance rating (which rating and second notice may not be given less than one hundred eighty-one (181) days after the first such rating and written notice), the Payment Period shall be six (6) months; and (iii) following any termination for Cause, there shall be no Payment Period.

         For purposes of this Agreement, "Cause" means:

                  (i) A determination by the Board and the Bank Board, acting reasonably and in good faith, that the Officer has (A) breached in any material respect any material term or condition of this Agreement, or
         (B) engaged in willful misconduct that is having or is reasonably likely to have a material adverse effect on the Employers' business, reputation or business prospects. Prior to any termination by the Board of the Officer's employment for Cause under this subparagraph, the Board and the Bank Board shall give the Officer written notice describing the basis for termination and, if during a period of thirty
         (30) days following such notice the Officer cures or corrects the same to the reasonable satisfaction of the Board and the Bank Board, then the Officer's employment shall not be terminated and this Agreement shall remain in full force and effect. Notwithstanding the above, if the Board has given written notice to the Officer on two previous occasions of (x) the same or a substantially similar material breach, failure, refusal or event of willful misconduct or (y) a material breach, failure, refusal or event of willful misconduct that the Board determines in good faith to be of substantially similar import, then termination for Cause under this SECTION 13(d) shall be effective immediately and the Officer shall have no right to cure or correct such material breach or event of willful misconduct;

                  (ii) The violation by the Officer of any applicable federal or state law, or any applicable rule, regulation, order or statement of policy promulgated thereunder by any governmental agency or authority having jurisdiction over either Employer, including

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         without limitation the Federal Deposit Insurance Corporation, the North
         Carolina Commissioner of Banks, the Board of Governors of the Federal Reserve Board or any other banking regulator (a "Regulatory
         Authority"), that results from the Officer's gross negligence, willful misconduct or intentional disregard of such law, rule, regulation, order or policy statement and that has or is reasonably likely to have a material adverse effect on any of the Employers' businesses or their respective reputations or business prospects.

                  (iii) The Officer's commission in the course of his employment with the Employers of an act of fraud, embezzlement, dishonesty or theft (whether or not resulting in criminal prosecution or conviction);

                  (iv) The Officer is convicted of or indicted for, or enters a guilty plea or a plea of no contest with respect to, any felony or any criminal offense involving dishonesty or breach of trust, or the occurrence of any event described in Section 19 of the Federal Deposit Insurance Act or any other event or circumstance that disqualifies the Officer from serving as an employee or executive officer of either of the Employers or any of their Affiliates;

                  (v) The issuance by a Regulatory Authority of a final and non-appealable finding or order removing, suspending, or prohibiting the Officer from participating in the conduct of either of the Employer's affairs;

                  (vi) The Officer's appropriation (or attempted appropriation) of a business opportunity of either Employer, including any attempt to secure or securing a material personal profit in connection with any transaction entered into on behalf of either Employer; or

                  (vii) The occurrence of any event resulting in the Officer being excluded from coverage, or having coverage limited as to the Officer as compared to other covered officers or employees, under the Employers' then current "blanket bond" or other fidelity bond or insurance policy covering its directors, officers or employees or the directors, officers or employees of its Affiliates.

         Section 14. Additional Regulatory Requirements and Events.

         (a) If any Regulatory Authority suspends and/or prohibits the Officer from participating in the conduct of the affairs of Granite or the Bank, the Employers' obligations hereunder shall be suspended as of the date of notice of such action unless stayed by appropriate proceedings. If the suspension or prohibition is lifted or dismissed, all of the Employers' obligations that were suspended shall be reinstated. If such suspension or prohibition becomes final and non-appealable, this Agreement shall terminate, and such termination shall be deemed a termination for Cause (as defined in SECTION 13(d) above).

         (b) The Employers' obligations to provide compensation or other benefits to the Officer under this Agreement shall be terminated or limited to the extent required by any final regulation or order of the Federal Deposit Insurance Corporation that limits or prohibits any

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

"golden parachute payment" as defined therein, but only to the extent that the compensation or payments to be provided by the Employers under this Agreement are so prohibited or limited.

         (c) Notwithstanding anything contained in this Agreement to the contrary, it is understood and agreed that the Employers shall not be required to make any payment or take any action under this Agreement if (i) Granite or the Bank is declared by any Regulatory Authority to be insolvent, in default or operating in an unsafe or unsound manner, (ii) such payment or action is prohibited by or would violate any applicable rules, regulations, orders or statements of policy, whether now existing or hereafter promulgated, of any Regulatory Authority, or (iii) such payment or action otherwise would be prohibited by any Regulatory Authority; provided that if only one of Granite or the Bank is prohibited from fulfilling its obligations under this Agreement in one of the circumstances described above, the other shall remain obligated to fulfill such obligations.

         Section 15. Representations and Warranties by the Officer. The Officer represents and warrants to the Employers that the execution and delivery by the Officer of this Agreement do not, and the performance by the Officer of his obligations hereunder will not, with or without the giving of notice or the passage of time, or both, (a) violate any judgment, writ, injunction or order of any court, arbitrator or governmental agency applicable to the Officer or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Officer is a party or by which he is or may be bound.

         Section 16. Post-Employment Cooperation. After the termination of his employment hereunder, the Officer agrees to cooperate with and provide assistance to the Employers and their legal counsel in connection with any litigation (including arbitration or administrative hearings) or investigation affecting an Employer, in which, in the reasonable judgment of the Employers' counsel, the Officer's assistance or cooperation is needed. The Employers will reimburse the Officer for his reasonable out-of-pocket expenses in connection with providing such assistance.

         Section 17. Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and shall be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

   If to the Employers:   Bank of Granite Corporation
                          Bank of Granite
                          P.O. Box 128
                          Granite Falls, North Carolina 28630
                          Attention: John A. Forlines, Jr.
                          Facsimile No.: (828) 496-2116

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

   With a copy to:        Robinson, Bradshaw & Hinson, P.A.
                          101 N. Tryon Street, Suite 1900
                          Charlotte, North Carolina  28246
                          Attention: Henry H. Ralston
                          Facsimile No.(704) 378-4000

   If to the Officer:     Wesley W. Sturges
                          2700 Tanglewood Lane
                          Charlotte, North Carolina 28211

   With a copy to:        Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P.
                          2000 Renaissance Place
                          230 North Elm Street
                          Greensboro, North Carolina  27420
                          Attention:  Robert A. Singer
                          Facsimile No.: (336) 378-1001

         Section 18. Successors and Assigns.

         (a) This Agreement shall inure to the benefit of and be binding upon the Employers and the Officer and their respective successors and assigns. Each of Granite and the Bank will require any successor to it (whether direct or indirect, by stock or asset purchase, merger, consolidation or otherwise) to all or substantially all of its business or more than fifty percent (50%) of its assets to assume expressly and agree to perform this Agreement in the same manner and to the same extent it would be required to perform it if no such succession had taken place. As used in this paragraph, "Granite" and the "Bank" shall mean Granite and the Bank as hereinbefore defined and any successor to their respective businesses and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

         (b) The Employers are contracting for the unique and personal skills of the Officer. Therefore, the Officer shall be precluded from assigning or delegating his rights, duties or responsibilities hereunder.

         Section 19. Modification; Waiver; Amendments. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by each Employer and the Officer. No waiver by any party hereto, at any time, of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No amendments or additions to this Agreement shall be binding unless in writing and signed by each Employer and the Officer, except as herein otherwise provided. Notwithstanding any provision hereof, the Board or the Bank Board may increase any compensation or benefit payable to, or receivable by, the Officer under this Agreement.

         Section 20. Applicable Law. This Agreement shall be governed in all respects, whether as to validity, construction, capacity, performance or otherwise, by the laws of North Carolina, except to the extent that federal law shall be deemed to govern.

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

         Section 21. Jurisdiction. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of North Carolina, County of Mecklenburg, or, if it has or can acquire jurisdiction, in the United States District Court for the Western District of North Carolina, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on either party anywhere in the world.

         Section 22. Section Headings; Construction. The headings of Sections in this Agreement are provided for convenience only and shall not affect its construction or interpretation. All references to "Sections" refer to the corresponding Sections of this Agreement unless otherwise specified. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

         Section 23. Mitigation and Offset. If Officer's employment is terminated at any time during the first two years of the Commencement Date, or if terminated pursuant to a SECTION 7 Termination Notice, Officer shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment and, except for payments under the Consulting and Noncompetition Agreement or payments under the company's disability insurance policy, and except as provided in SECTION 7 hereof, no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Officer in any subsequent employment. If Officer's employment hereunder is terminated after the second anniversary of the Commencement Date and not pursuant to a SECTION 7 Termination Notice, any payments and benefits that Officer is entitled to after such termination pursuant to this Agreement (except for any reimbursement of expenses pursuant to SECTION 16 hereof) shall be reduced by the amount and to the extent of any compensation or benefits provided to Officer by any subsequent employment, but Officer shall not be under an affirmative duty in such circumstances to seek alternative employment.

         Section 24. Disputes. In the event any dispute shall arise between the Officer and Granite, the Bank or the Board (and the Bank Board) as to the terms or interpretation of this Agreement, whether instituted by formal legal proceedings or otherwise, including any action taken by the Officer to enforce the terms of this Agreement or in defending against any action taken by Granite and/or the Bank, unless the Officer shall have received no recovery or other relief on his claims or shall have not prevailed on his defenses, the Employers shall reimburse the Officer for all costs and expenses, including reasonable attorneys' fees, incurred by him in such disputes or proceedings.

         Section 25. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

         Section 26. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the transactions described herein and supersedes any and all other oral or written agreement(s) heretofore made, and there are no representations or inducements by or to, or any agreements between, any of the parties hereto other than those contained herein in writing.

                         [Signatures on following page]

         IN WITNESS WHEREOF, the parties have executed this Agreement under seal to be effective as of the day and year first hereinabove written.

                           BANK OF GRANITE CORPORATION

                           By: /s/ John A. Forlines, Jr.
                               -------------------------------
                           Name: John A. Forlines, Jr.
                           Title: Chairman and CEO

                           BANK OF GRANITE

                           By: /s/ Charles M. Snipes
                               --------------------------------
                           Name: Charles M. Snipes
                           Title: President & CEO

                           WESLEY W. STURGES

                           /s/ Wesley W. Sturges
                           ------------------------------------

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